Exhibit 99.1
Jammin Java Corp issues End of Year Letter to Shareholders

Growth led by increased distribution, diversification of global business model and improved brand recognition

Denver, CO – February 26, 2015 — Jammin Java Corp. (d/b/a Marley Coffee) (JAMN) (www.marleycoffee.com) ("Marley Coffee", "we, "us" and the "Company"), the sustainably grown, ethically farmed and artisan-roasted gourmet coffee company has issued the following letter to its shareholders in connection with its preliminary unaudited anticipated financial results for the three months ended January 31, 2015 and the fiscal year ended January 31, 2015, as described below.

Highlights
•	Projected record revenue of $10 million, an increase of 65.7% compared to the prior year with a $17-20 million forecast for revenue for the following fiscal year (F16);
•	Record Gross profit increase of ~236% from a year ago;
•	Global expansion;
•	Launch of ecommerce site and subscription model;
•	$1.5 million in short term capital credit extensions; and
•	Donated ~$83,000 to Waterwise Coffee (www.waterwisecoffee.com) to clean up the rivers in Ethiopia, which equals $0.01 from each RealCup sold during the last fiscal year.

The following is a letter from our Chief Executive Officer, Brent Toevs:

Dear Valued Shareholders,

It’s been a great year for Marley Coffee. Our goals last year were to get to $10 million in revenue, improve our operational efficiencies, establish a national presence, find first class partners in key foreign markets and leverage the brand identity.  We believe we have accomplished all of these goals, laying the groundwork for potential significant growth in the next few years.

Marley Coffee is competing in a category dominated by behemoths with multi-billion dollar balance sheets yet we have done a tremendous job going head-to-head against these competitors because we’ve stayed true to our principles as we’ve grown.

We continue to see strong growth in our top and bottom line numbers as well as our ability to grow our business wherever coffee is sold. Alongside our financials and our business strategy for the upcoming year, we will also be going over an independent study we did on our brand position in the marketplace.

Anticipated Results of Operations – Below are unaudited anticipated financial results for the three months ended January 31, 2015 and the fiscal year ended January 31, 2015 as well as a forecast for the upcoming fiscal year, which is February 1, 2015-January 31, 2016.

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Strong Revenue Growth - Our revenue growth accelerated in fiscal 2015 compared to fiscal 2014.  Total revenue for the year ending January 31, 2015 is anticipated to be approximately $10 million (compared to $6.0 million for the year ended January 31, 2014), an increase of approximately $4 million or 66.7% from the prior year.  What traditionally is our weakest quarter (Q4), saw a significant increase in revenue. We anticipate revenue for the quarter ended January 31, 2015 of approximately $3 million (compared to $1.5 million for the quarter ended January 31, 2014), an increase of approximately $1.5 million or 100% from the prior quarter.

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Increased Gross Profit - Cost of sales for the year ended January 31, 2015 is anticipated to be approximately $7.0 million alongside discounts and allowances of $0.7 million, which is anticipated to give the company a gross profit of approximately $2.4 million compared to a gross profit of $0.7 million from a year ago, an increase in gross profit of approximately 236% from a year ago.

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Narrowing Losses – The objective for the company is to continue narrowing its losses and get to positive EBITDA before the end of the year. We anticipate reporting a net loss of approximately $9.3 million for the year ended January 31, 2015 (compared to a net loss of $6.7 million for the year ended January 31, 2014), provided that the losses for our recent quarters are narrowing. We anticipate net losses of approximately $1.4 million for the quarter ended January 31, 2015 (compared to a net loss of $4.1 million for the quarter ended January 31, 2014).

•
Operating Efficiency – Operationally, we delivered the most efficient quarter to date. Our quarter-over-quarter revenue growth (projected as a 100% increase) has significantly outpaced our operating expenses, which shrank compared to the fourth quarter from a year ago.  We’ve built a business on having strong gross margins and very little capital expenditures. We also currently believe that we can scale our operations up to $40 million in revenue without materially increasing our staffing needs.

Projected Balance Sheet and Future Investments
•	Run Rate - Cash on hand as of January 31, 2015 was approximately $445,000. The company also had assets of approximately $2.4 million and liabilities of approximately $2.8 million.
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Investments/ Loans - Recently, Mother Parkers Tea & Coffee Inc., the company’s largest supplier, has verbally agreed to extend the company’s payment terms from 30 days to 120 days, thus putting about $1.5M in free cash flow back into the company in the near term at no additional costs. Though this is a short-term measure, we believe that this will allow the company to extend its run rate to over 12 months given its current operating needs.

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Growth Capital - Every growth company, like ours, needs additional capital to expand, but we want to raise capital with the least shareholder dilution as possible.  The investment litmus test for most beverage companies is that it generates a dollar for every dollar it has raised. Last year the company raised $2.5 million and the year before that it raised ~$5 million (the company actually converted debt into equity, thus producing ~$5 million in free cash during 2014). We anticipate that we have generated ~$10 million in revenue this year and about $16 million over the last 2 years, which we believe shows a favorable return on the investments when comparing revenue to funding raised.  The key in the coming year is to continue executing our plan and exciting the overall market to raise shareholder value.

Fiscal Year End 2016 Guidance and Projections
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Our revenue expectations for fiscal 2016 still are ~$17-20 million, of which we believe most of the growth will be in the back half of the year.  We expect Q1 and Q2 revenues to come in around $3.5 million for the first quarter and second quarter of fiscal 2016, but expect to see those numbers increase significantly in the third and fourth quarters of fiscal 2016 as we continue to grow our accounts and launch our previously announced EcoCup campaign (recyclable compatible cartridges, for use in most models of Keurig®'s K-Cup brewing system) in the second half of the year.

•	We expect gross profit margins to stay between 25-30%.
•	We anticipate losses narrowing even further in the first quarter of fiscal 2016 and our goal is to show positive EBITDA by end of year.
•	Senior management will continue to take most of their compensation via equity conserving available cash for operations.

Business Growth
The company is still organized around our three pillars of growth, which are domestic, international and ecommerce.

For the last year, we’ve been laying the foundation for our continued growth. Here are the main areas we think will move the needle this year.
•
Domestic grocery sales – Our objective is to build deeper relationships and improve turn rates within our existing customers while continuing to expand into key accounts. We have some new accounts, which we are excited about and which should be launching in early Summer. We ended the year in approximately 7,500 stores with an average of 5.2 products per store in the United States.

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eCommerce subscription model – https://shop.marleycoffee.com/subscriptions/ recently launched and is starting to gain traction. We have been testing multiple initiatives to keep our site “sticky” for consumers.

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International - The International Coffee Organization recently reported that it expects global coffee demand to rise 25% by 2021. We believe that we are in a strong position to capitalize on that growth and our goal is to continue finding top-tier operators like the ones we have in Korea, Chile and the United Kingdom.

o
Mother Parkers Tea & Coffee Inc. has helped launched Marley Coffee in Canada into approximately 2,000 stores with an average of 5 items per store as well. They have also added Marley Coffee to their foodservice portfolio, positioning it as their premium offering in this channel.

o	Our UK partners will be launching a biodegradable Nespresso compatible this Spring which should help push their grocery and away from home business.

o
South Korea - This remains the most exciting new market for the company. We have several initiatives that have launched or are launching this year. Being successful here has the potential to echo throughout Asia and we believe our success in South Korea will be a springboard to getting meaningful distribution elsewhere in the region, especially China.

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EcoCup launch – EcoCup's success is built on the critical premise that it doesn’t require consumers to change their behavior.  They continue to purchase and use the product as in the past but with a more sustainable end-of-life option.  This remains the biggest launch for the company in fiscal 2016 and we expect to start shipping product in August.

From a product adoption curve perspective, people using Keurig®'s K-Cup and compatible brewing systems are in the early adopter phase, with a base of about 20% household penetration. We believe one of the key factors in getting this into mass-market adoption, at the 40% penetration levels, will be making a truly sustainable product. We believe EcoCups will be a key driver for the category bringing in new users into the single serve market while making a meaningful step in the right direction towards sustainability.

Brand Study
In an independent study conducted in January 2015 by Global Research Partners, Marley Coffee stands out as a brand with amazing promise and consumer relevance, which has effectively translated limited awareness into trial, repeat and advocacy.  Out of a dozen top tier brands that were studied, including multi-billion dollar premium coffee brands, and premium national-specialty brands, the study shows that Marley Coffee is doing THE BEST job of converting trial into favorite brand status, AND ranked Marley Coffee the highest for word-of-mouth advocacy conversion with Global Research Partners reporting that 82% of consumers who have tried the brand recommend it to someone else.

Global Research Partners’ data also verified Marley Coffee as a unique brand with the opportunity to drive new consumers to the premium coffee market. According to the research, relative to the average category consumer, our drinkers are slightly younger and a bit more affluent with larger households.  Additionally, the data indicated that the majority of Marley Coffee consumers are interested in natural, organic & GMO-free products and are more likely than the general premium coffee consumers to shop for LOHAS (lifestyles of health and sustainability) products, reaffirming our belief in EcoCup as a key driver for growth.  Clean water initiatives also ranked high as a purchase driver among all target groups (unaware, aware and current users) when asked specifically about Marley Coffee, further confirming WaterWise as a clear differentiator among the competition and a strong driver of purchase intent.

Throughout fiscal 2016, we plan to continue to embrace loyal users, begin to convert more users of competitive products and bring new consumers to the category.  Preliminary plans include activating a 6-8 major market sampling tour starting in late Spring and a PR push to drive awareness via mainstream consumer media and tapping into passionate Marley Coffee drinkers to introduce the brand to their friends and family. We believe we have proven consistently that once consumers find us, Marley Coffee is a brand that excites, resonates and stands out. We believe we have a clear path to reach consumers to create success.

Conclusion

Coffee is growing both domestically and abroad. In the category, there have been lots of investments in specialty brands as well as M&A activity. Though we may not be as large as some of our well established multi-billion dollar competitors, we are growing and the key for us is building on our story and foundation.

As we grow our business globally or to other business verticals, we will always adhere to the principles that got us here in the first place, which is to provide great tasting, sustainable coffee with a philanthropic mission. This is the way we’ve been able to successfully compete and delineate ourselves against the big brands out there and that’s the way we’ll move forward.

As Warren Buffet always says, the first rule of investing in a company is to ask if the business is understandable.  Our objective and our action plan is very clear and we believe, with our management team and brand, we have the assets to succeeding globally in the upcoming years.

About Jammin Java Corp., d/b/a Marley Coffee

Marley Coffee (corporate name Jammin Java Corp.) is a US-based company that provides premium, artisan roasted coffee to the grocery, retail, online, service, hospitality, office coffee service and big box store industry. Under its exclusive licensing agreement with 56 Hope Road, the company continues to develop its coffee lines under the Marley Coffee brand. The company is a fully reporting company quoted on the OTCQB under the symbol "JAMN". Learn more at www.MarleyCoffee.com or visit the Investor Relations section at Investor.MarleyCoffee.com.

Join us on Facebook at http://www.facebook.com/MarleyCoffee, or follow us on Twitter at http://twitter.com/marleycoffee, where we post information that's material and non-material about the company.

Forward-Looking Statement

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"). In particular, the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar conditional words and expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, event or development, are forward-looking statements. Such forward looking statements include, but are not limited to our preliminary anticipated results of operations and balance sheet totals for the three months and year ended January 31, 2015, and as of January 31, 2015, which remain subject to review, audit and revision by our independent auditors. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks and others are included from time to time in documents we file with the Securities and Exchange Commission ("SEC"), including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on our future results. Accordingly, you should not place undue reliance on these forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the company. The company's SEC filings are available at http://www.sec.gov.